Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports (a) dated March 13, 2014 with respect to the consolidated financial statements of Sierra Income Corporation as of and for the two years ended December 31, 2013 and for the period from June 13, 2011 (date of inception) to December 31, 2011; and (b) dated April 28, 2014, with respect to the senior securities table of Sierra Income Corporation as of December 31, 2013, included in the Post-Effective Amendment No. 3 to the Registration Statement (Form N-2 No. 333-175624).

/s/ ERNST & YOUNG LLP

New York, New York

April 28, 2014